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Exhibit 4.3

Translation for information purpose only

BNP Paribas
ECEP Financing Projects
37, place du Marché Saint Honoré
75001 PARIS
Tél.: 33.1.43.16.91.96/92
Fax : 33.1.42.98.19.89

To EURO DISNEY SCA
BP 100
77777 MARNE LA VALLEE

For the attention of Mr SPEED and Mr LE BOURHIS

Sent by fax : 01.64.74.54.00

Paris, October 29, 2003

Re : EuroDisney
        Waiver request sent to Banks on October 17, 2003

Dear Sirs,

We are pleased, as Agent of the Phase IA Banks, to inform you that the Phase IA Banks Group, has decided in accordance with the condition stipulated in article 56 (v) (2) of the Common Agreement, to approve the Waiver requested in your letter dated October 17, 2003.

Yours faithfully,

Olivier Jean

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  Exhibit 4.3